Exhibit 99.1

NEWS RELEASE
NEWS RELEASE
NEWS RELEASE

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015

Contact:
Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 484-4415	(847) 484-4410

FORTUNE BRANDS CHAIRMAN NORM WESLEY ANNOUNCES RETIREMENT;

TO BE SUCCEEDED BY CEO BRUCE CARBONARI

•	Carbonari to be Chairman and Chief Executive Officer

•	Wesley Remains a Director After 9 Years as Chairman

Deerfield, Illinois, September 30, 2008 – Norm Wesley, chairman of the board of Fortune Brands, Inc. (NYSE: FO), today announced that he will retire after more than two decades with the company and nearly nine years as chairman. Bruce Carbonari, currently president and chief executive officer, has been elected chairman and chief executive officer, effective October 1, 2008. Wesley, who also served as chief executive officer from December 1999 through December 2007, will remain a member of the Fortune Brands board.

“This completes the leadership transition we began more than a year ago when we announced Bruce would become our CEO,” said Wesley. “Bruce is a leader with an intense focus on the consumer, operational excellence and creating value for shareholders, and he is ideally suited to be our chairman. Over the years, I’ve had the privilege of working with so many great people at every level of Fortune Brands. I’ve worked with Bruce for nearly two decades, and I couldn’t be more pleased to pass the chairman’s seat to him.”

“Norm has been a tremendous leader of our company and I am honored to succeed him as chairman,” said Carbonari. “More importantly, I’m pleased the board will continue to benefit from Norm’s wisdom and experience. For the better part of this decade, Norm led a remarkable realignment at Fortune Brands that sharpened the company’s focus on growth and returns, including the significant expansion of our high-return spirits and home products businesses and the spin-off of the office products unit. The entire Fortune Brands team looks forward to building on his accomplishments as we position Fortune Brands for future growth.”

Wesley joined Fortune Brands in 1987 as part of the acquisition of the company’s former office products subsidiary. For more than ten years he led the office products unit, which Fortune Brands spun off to shareholders in 2005. Wesley became CEO of the company’s home and hardware business in 1997, president and chief operating officer of Fortune Brands in January 1999, and chairman and CEO of Fortune Brands in December 1999.

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www.fortunebrands.com

FORTUNE BRANDS CHAIRMAN NORM WESLEY ANNOUNCES RETIREMENT;

TO BE SUCCEEDED BY CEO BRUCE CARBONARI, PAGE 2

Carbonari has been a member of the board since August 2007 and president and CEO since January 2008, when he succeeded Wesley as chief executive. An 18-year veteran of the Fortune Brands leadership team, Carbonari previously served as president and chief operating officer of Fortune Brands, led the company’s Home & Hardware subsidiary, and also led Moen, the company’s largest single brand. He earned a BA in finance and accounting from Boston College and a master’s degree in management sciences from Hartford Graduate Center, an affiliate of Rensselaer Polytechnic Institute. Carbonari currently serves as chairman-elect of the policy advisory board of the Joint Center for Housing Studies of Harvard University, as well as on the board of RPM, Inc.

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About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company with annual sales exceeding $8 billion. Its operating companies have premier brands and leading market positions in distilled spirits, home and hardware, and golf products. Beam Global Spirits & Wine, Inc. is the company’s premium spirits business. Major spirits brands include Jim Beam and Maker’s Mark bourbon, Sauza tequila, Canadian Club whisky, Courvoisier cognac, Teacher’s and Laphroaig Scotch, and DeKuyper cordials. Home and hardware brands include Moen faucets, Aristokraft, Omega, Diamond and Kitchen Craft cabinetry, Therma-Tru door systems, Simonton windows, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware LLC. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index, the MSCI World Index and the Ocean Tomo 300™ Patent Index.

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